EXHIBIT 10.72
THE DURIRON COMPANY, INC.
DEFERRED COMPENSATION PLAN
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EXECUTIVES
     1. PURPOSE OF THE PLAN. The purpose of this Deferred Compensation Plan for Executives (the “Plan”) is to provide a procedure whereby an executive (the “Executive”) of The Duriron Company, Inc. (the “Company”) may defer the payment of all or a specified part of the base salary payable to him for services as an employee. This Plan is an unfunded program established for the purpose of providing deferred compensation to a select group of management employees, and it is exempt from Parts 1 through 4 of the Employee Retirement Income Security Act of 1974, as amended.
     2. ELIGIBILITY. Only those Executives who participate in the Company’s Long-Term Incentive Plan, or its successor as designated by the Compensation Committee of the Company’s Board of Directors, shall be eligible to participate in the Plan. If the Executive ceases participation in Long-Term Incentive Plan, his ability to defer additional amounts under this Plan shall automatically and simultaneously cease.
     3. AGREEMENT TO DEFER.
     (a) An Executive may execute an agreement with the Company to defer the payment of all or a specified part of the salary payable for services as an Executive. An agreement to defer compensation shall be effective as of the first day of the Company’s first full biweekly salaried payroll period of the next succeeding calendar quarter. Under any such agreement, the Executive may elect to defer salary in an amount of not less than five percent (5%) of base salary and in whole dollar increments thereafter. Any such deferred salary amount shall be rounded upward to the next whole dollar. The agreement shall apply only to compensation payable for services rendered on or after the effective date of the agreement. The agreement to defer shall remain in effect until terminated or changed as provided in this Plan for so long as the Executive remains eligible to participate under Section 2 above.
     (b) An Executive may terminate any agreement to defer the payment of compensation relating to future services by giving notice of termination to the Company. An Executive may change any agreement to defer the payment of compensation relating to future services either in the manner provided in the agreement or by executing a new agreement with the Company. Any such termination or change in the amount to be deferred shall be effective only with respect to compensation payable for services as an Executive on or after the first day of the first biweekly Company’s salaried payroll period of the next succeeding calendar quarter.

     4. EXECUTIVES’ ACCOUNTS.
     (a) The Company shall establish and maintain a separate account for each Executive who has elected to so defer salary, in which shall be recorded the amount of the Executive’s deferred salary pursuant to this Plan, The Company shall credit to each such account, as of the first day of each calendar quarter, interest on the amount then credited to such account (including all previous credits to such account by operation of this subparagraph (a)) computed at an annual rate which is equal to the composite bond yield for single A bonds, rounded to the nearest 1/10 of 1%, as published in the Standard & Poor’s Indexes of the Security Markets for the month last preceding the beginning of such calendar quarter.
     (b) Each Executive’s account shall be solely a memorandum account, and title to and beneficial ownership of any amounts credited thereto shall at all times remain in the Company. The effect of an Executive’s agreement to defer salary is simply to create an unfunded and unsecured promise to pay deferred salary to the Executive, his estate or the Executive’s beneficiaries, in accordance with the terms of the Plan, Nothing contained in the Plan and no deferral of payment pursuant to the Plan shall by itself create or be construed to create a trust of any kind, or a fiduciary relationship of any kind between the Company and any Executive, his estate, or any beneficiary of such Executive designated pursuant to paragraph 5 (e), or any other person. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void.
     5. PAYMENT OF DEFERRED COMPENSATION.
     (a) An Executive may receive payment of the total credited to his account (i) in one lump sum payment at the time he ceases to be an employee, or (ii) in equal annual installments during no more than the 10 calendar years commencing with the calendar year next following the calendar year in which he ceases to be an employee, or (iii) in a combination of such lump sum and annual installments, provided that the Executive terminates service after age 55. If the Executive terminates prior to age 55, his account shall only be payable as a single lump sum. The method of receiving the amount credited to an Executive’s account shall be specified in the agreement executed pursuant to paragraph 3.
     (b) Unless a different manner of payment is selected pursuant to (a) above, payment of the total amount credited to an Executive’s account at the time he ceases to be an employee after age 55 shall be paid to him in 10 equal annual installments.
     (c) If applicable, the first annual installment payment, whether made pursuant to (a) or (b) above, shall be paid before the fifteenth business day of the calendar year first following the year in which the Executive ceases to be an employee, and subsequent installments shall be paid before the fifteenth business day of each succeeding calendar year until the entire amount credited to the Executive’s account shall have been paid.

(d)	To each installment payment there shall be added, and paid to the former Executive, an amount equal to the interest credited, since the date of the last previous installment payment, to the former Executive’s account pursuant to paragraph 4 (a).

(e)	If all of the payments required by this paragraph 5 shall not have been fully made to a former Executive prior to his death, then, after his death, the balance in his account shall be paid to such beneficiary or beneficiaries as he shall have designated by written notice delivered to the Secretary or Treasurer of the Company prior to his death or, failing such written notice, to his estate in a single lump sum.

(f)	Notwithstanding the preceding provisions of this paragraph 5, if the total amount credited to an Executive’s account at the time he ceases to be an employee is less than $10,000, payment of such amount shall be made to him in one lump sum at the time he ceases to be an employee.

(g)	Notwithstanding the above, the Executive may apply to the Compensation Committee of the Board of Directors (the “Committee”) for an early distribution of all or a part of the deferred amount in his Plan account in the event of unforeseen circumstances which create hardship for the Executive and which are beyond the Executive’s control. The Committee may, in its absolute discretion, grant or deny such application upon its findings of such hardship.

6.	ADMINISTRATION. This Plan shall be administered by the Committee. The decision of the Committee shall be final and binding with respect to the interpretation, construction or application of the Plan.

7.	AMENDMENT OR TERMINATION. The Board of Directors may amend or terminate the Plan at any time. No amendment or termination of the Plan shall void an agreement already in effect for the then current calendar quarter or any preceding calendar quarter, nor adversely affect the right of a former Executive, his estate or designated beneficiaries to payments in accordance with paragraph 5 of amounts credited to his account prior to such amendment or termination together with amounts credited thereto subsequent to such amendment or termination pursuant to paragraph 4 (a).

THE DURIRON COMPANY, INC.
DEFERRED COMPENSATION PLAN FOR EXECUTIVES
Executive’s Election
     In accordance with the provisions of the Deferred Compensation Plan for Executives (the “Plan”) of The Duriron Company, Inc. (the “Company”), I elect:
1.	To defer ____ % (at least 5%) of all salary, rounded to the next highest whole dollar, payable to me for my services as an Executive, which are rendered beginning with the first day of the first biweekly salaried payroll period at the calendar quarter beginning , 19 ___ and continuing through succeeding calendar quarters.

2.	If I terminate service as an employee after age 55, to receive payment of the amount credited to my deferred salary account in the following manner (and I have marked the applicable method):

—	a.	In equal annual installments during the _______ (not to exceed 10) calendar years commencing with the calendar year next following the calendar year in which I cease to be an employee of the Company.

—	b.	In one lump sum payment at the time I cease to be an Executive.

—	c.	In the following combination of (i) a lump sum at the time I cease to be an employee and (ii) annual installments commencing with the calendar year next following the calendar year which I cease to be an employee.

• $ ___ in a lump sum.
• the balance in ___ (not to exceed 10) equal annual installments.

Notwithstanding the above election, I understand that I will automatically receive payment of my account as a single lump sum if I terminate service as an employee prior to age 55.
3.	To have any payments required by paragraph 2 above which have not been made to me prior to my death, paid after my death in a lump sum to:

Date	Signature of Executive

The undersigned, Treasurer of the Company, acknowledges receipt of the above election on , 19 .

Treasurer

THE DURIRON COMPANY, INC.
EXECUTIVE
DEFERRED COMPENSATION AGREEMENT
          THIS AGREEMENT, made and entered into this ___ day of                     , 19___ and effective the first day of the Company’s first full biweekly salaried payroll period of next immediately following full calendar quarter (the “First Day”), by and between THE DURIRON COMPANY, INC. (the “Company”) and                                          (the “Executive”), is hereby executed under the following circumstances:
     A. Under the Company’s Deferred Compensation Plan for Executives (the “Plan”), an Executive may defer payment of all or a specified part of the salary payable to him for services as an Executive (“Executive’s Salary”).
     B. The Executive desires to defer Executive’s Salary in accordance with the Plan.
          NOW, THEREFORE, the parties hereto agree as follows:
          1. Election to Defer. The Executive hereby elects to defer that percentage of the Executive’s Salary indicated on the election (the “Election”) attached hereto. (Executive’s Salary heretofore or hereafter deferred is hereinafter referred to as “Deferred Salary.”) The Executive may, by delivery of a revised Election to the Secretary of the Company, change the percentage to be deferred of Executive’s Salary payable for services rendered on or after the First Day next succeeding delivery of the revised Election.
          2. Payment of Deferred Compensation. Payment of the Deferred Salary shall be made, after the Executive ceases to be an employee, in the manner indicated on the Election. The Executive may, by delivery of a revised Election to the Secretary or Treasurer of the Company, change the manner of payment of Executive’s Salary payable for services rendered on or after the First Day next succeeding delivery of such revised Election. The Executive may change his Election with respect to the manner of payment of Deferred Salary which shall have been earned prior to the change only with the consent of the Compensation Committee of the Board of Directors in its absolute discretion in the event of hardship as described in the Plan.
          3. Payments upon Death. Any Deferred Salary payable after the death of the Executive shall be paid in a lump sum to the payee indicated on the Election. The Executive may, by delivery of a revised Election to the Secretary of the Company, change the payee to whom such payment is to be made.
          4. Incorporation by Reference. The terms of the Plan are incorporated herein by reference and made a part of this Agreement.
          IN WITNESS WHEREOF, the parties hereto have duly executed this Executive Deferred Compensation Agreement as of the day and year first written above.

THE EXECUTIVE	THE DURIRON COMPANY, INC.

Signature:	By:

Date:	Title: